Exhibit 23.1



                          Independent Auditor's Consent


The Board of Directors
NACT Telecommunications, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-36899) on Form S-8 of NACT Telecommunications, Inc. of our report dated December 4, 1997, relating to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended September 30, 1997, and related schedule, which report appears in the September 30, 1997 Form 10K of NACT Telecommunications, Inc.



/S/ KPMG PEAT MARWICK LLP
-------------------------
KPMG PEAT MARWICK LLP

Salt Lake City, Utah
December 24, 1997